As filed with the Securities and Exchange Commission on July 23, 2020.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MARATHON PATENT GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation or organization)

01-0949984

I.R.S. Employer Identification Number

6794

(Primary Standard Industrial Code Classification Number)

1180 North Town Center Drive, Suite 100

Las Vegas, NV 89144

702-945-2773

(Address, including zip code, and telephone number, including area code of registrant’s principal executive offices)

Copies to:

Mr. Merrick Okamoto

Chief Executive Officer

Marathon Patent Group, Inc.

1180 North Town Center Drive, Suite 100

Las Vegas, NV 89144

702-945-2773 (Address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Jolie Kahn, Esq. 12 E. 49th Street, 11th floor New York, NY 10017 Telephone: (516) 217-6379 Facsimile: (866) 705-3071	Robert Charron, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300

Approximate date of proposed sale to public: As soon as practicable on or after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [X] 333-239534

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [X]	Smaller reporting company [X]

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

[  ] Emerging growth company

[ ]	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to section 13(a) of the Exchange Act.

CALCULATION OF REGISTRATION FEE

Title of Securities being Registered	Proposed Maximum Aggregate Offering Price (1) (2) (3)	Amount of Registration Fee
Shares of common stock, $0.0001 par value per share	$1,150,000	$149.27
Representative’s warrants(4)	-	-
Shares of common stock issuable upon exercise of the representative’s warrants(5)	$88,550	$11.50
Total	$1,238,550	$160.77

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended, or the Securities Act.
(2)	Pursuant to Rule 416, the securities being registered hereunder include such indeterminate number of additional securities as may be issuable to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(3)	Includes the offering price of any additional shares of common stock that the underwriters have the right to purchase from the Registrant. Includes shares the underwriters have the option to purchase to cover over-allotments, if any.
(4)	No fee is required pursuant to Rule 457(i) under the Securities Act.
(5)	Represents warrants to purchase a number of shares of common stock equal to 7% of the number of shares of common stock sold in this offering at an exercise price equal to 125% of the public offering price per share.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION OF

CERTAIN INFORMATION BY REFERENCE

This Registration Statement on Form S-1 (the “Registration Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended, by Marathon Patent Group, Inc. (the “Registrant”). This Registration Statement incorporates by reference the contents of, including all exhibits to, the Registrant’s Registration Statement on Form S-1 (File No. 333-239534), originally filed on June 29, 2020, as amended (together with its exhibits, the “Prior Registration Statement”), which was declared effective by the Commission on July 23, 2020.

The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate number of shares of common stock and representatives’ warrants, including securities that may be sold upon exercise of the underwriters’ overallotment option, and the aggregate number of shares of common stock underlying the foregoing warrants, to be registered for sale. The additional securities that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits thereto are hereby incorporated by reference in this filing.

The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada on July 23, 2020.

MARATHON PATENT GROUP, INC.

By:	/s/ Merrick Okamoto
Name:	Merrick Okamoto
Title:	Chief Executive Officer and President and Director

By:	/s/ David Lieberman
Name:	David Lieberman
Title:	Chief Financial Officer and Director

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Merrick Okamoto	Chief Executive Officer and Executive Chairman and Director (Principal Executive Officer)	July 23, 2020
Merrick Okamoto

/s/ David Lieberman	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	July 23, 2020
David Lieberman

/s/ Fred Thiel	Director	July 23, 2020
Fred Thiel

/s/ Michael Rudolph	Director	July 23, 2020
Michael Rudolph

/s/ Michael Berg	Director	July 23, 2020
Michael Berg

EXHIBIT INDEX

Exhibit No.	Exhibit Description

5.1	Opinion of Jolie Kahn, Esq.

23.1	Consent of RBSM, LLP

23.2	Consent of Jolie Kahn, Esq. (included in Exhibit 5.1)